News Release Contact: Michael Stivala Controller & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Improvement in Third Quarter Results Over Prior Year

Whippany, New Jersey, August 9, 2007 — Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced improved results for the three months ended June 30, 2007 over the prior year quarter.

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter. Net loss for the three months ended June 30, 2007, amounted to $1.1 million, or $0.03 per Common Unit, an improvement of $9.4 million, or 89.5%, compared to a net loss of $10.5 million, or $0.33 per Common Unit, in the prior year quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased $8.2 million, or 115.5%, to $15.3 million for the three months ended June 30, 2007 compared to $7.1 million in the prior year quarter.

These increased results reflect the continued operational efficiencies and cost savings achieved through the Partnership’s efforts over the past two years to streamline its operating footprint and reduce its cost structure. As a result of these efforts, combined operating and general and administrative expenses for the fiscal 2007 third quarter were $12.0 million, or 11.8%, lower than the prior year quarter.

Retail propane gallons sold in the third quarter of fiscal 2007 decreased 8.7 million gallons, or 9.8%, to 80.0 million gallons compared to 88.7 million gallons in the prior year quarter. Sales of fuel oil and refined fuels decreased 7.5 million gallons, or 28.2%, to 19.1 million gallons during the third quarter of fiscal 2007 compared to 26.6 million gallons in the prior year quarter. Lower volumes in both segments were attributable to ongoing customer conservation in the high energy price environment, as well as the Partnership’s efforts to improve its customer mix by exiting lower margin business. In the commodities markets, compared to the prior year third quarter, average posted prices of propane increased 7.7% and fuel oil posted prices declined 3.4%.

Revenues from the distribution of propane and related activities of $189.7 million in the third quarter of fiscal 2007 decreased $8.8 million, or 4.4%, compared to $198.5 million in the prior year quarter. Revenues of $49.0 million from distribution of fuel oil and other refined fuels decreased $17.5 million, or 26.3%, from $66.5 million in the prior year quarter. The decrease in revenues in both segments is primarily due to the aforementioned lower volumes, partially offset by higher average selling prices.

Revenues in the natural gas and electricity marketing segment of $20.2 million in the third quarter of fiscal 2007 increased $0.5 million, or 2.5%, compared to $19.7 million in the prior year quarter. Revenues in the Partnership’s HVAC segment of $11.7 million decreased $4.8 million, or 29.1%, compared to $16.5 million in the prior year quarter as a result of the Partnership’s efforts to reduce the level of HVAC activities and focus on its core operating segments.

Cost of products sold decreased $24.8 million, or 12.9%, to $167.2 million for the three months ended June 30, 2007, compared to $192.0 million in the prior year quarter, primarily as a result of lower sales volumes described above. In addition, cost of products sold in the third quarter of fiscal 2007 included a $0.2 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments (“FAS 133”), compared to a $1.0 million unrealized (non-cash) gain in the prior year quarter.

Combined operating and general and administrative expenses of $90.0 million decreased $12.0 million, or 11.8%, compared to the prior year quarter of $102.0 million. The most significant cost savings were experienced in payroll and benefit related expenses which declined $5.0 million, as well as from a $1.5 million reduction in vehicle expenditures, $0.9 million lower bad debt expense and savings in other costs to operate the Partnership’s customer service centers. In addition, professional services costs for the third quarter of fiscal 2007 declined $1.8 million compared to the prior year quarter.

Depreciation and amortization expense decreased $0.4 million, or 5.1%, to $7.4 million. Net interest expense decreased $1.1 million, or 11.3%, to $8.6 million in the third quarter of fiscal 2007 compared to $9.7 million in the prior year quarter. During the third quarter of fiscal 2007, and as has been the case since April 2006, there were no borrowings under the Partnership’s working capital facility resulting in lower interest expense. Additionally, during the third quarter of fiscal 2007 the Partnership made a voluntary pension contribution of approximately $20.0 million from cash on hand, in order to fully fund the Partnership’s estimated accumulated benefit obligation under its defined benefit pension plan. Even after this voluntary contribution, the Partnership ended the third quarter of fiscal 2007 in a strong cash position with approximately $107.0 million in cash on hand, also contributing to the reduction in net interest expense as a result of interest earned on invested cash.

On July 26, 2007, the Partnership announced the fourteenth increase in its quarterly distribution since 1999 from $0.70 to $0.7125 per Common Unit, or $2.85 per Common Unit on an annualized basis, in respect of the third quarter of fiscal 2007. This increased quarterly distribution is payable on August 14, 2007 to Common Unitholders of record on August 7, 2007.

In announcing these results, Chief Executive Officer Mark A. Alexander said, “These excellent results point to the success we’ve had with streamlining our cost structure and driving efficiencies. With the improvements in our cash flow, we continue to fund our working capital requirements from cash on hand and, at the same time, strengthen our already solid cash position. During the third quarter, we also used available cash to make a voluntary contribution of $20.0 million to fully fund the estimated accumulated benefit obligation under our pension plan.”

Mr. Alexander added, “With the most recent $0.05 per Common Unit increase in our annualized distribution rate, we have delivered 12% distribution growth since the third quarter of fiscal 2006. In addition, on July 31, 2007 our Board of Supervisors established a goal of continuing to increase distributions for the foreseeable future, in line with our operating performance, with a target distribution coverage ratio of 1.2 times, after considering maintenance capital expenditures. As we head into the fourth quarter we look forward to finishing the year in strong fashion, providing unparalleled service to our customers and increasing value to our unitholders.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	Fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas, and the impact of price increases on customer conservation;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers;
•	The impact of energy efficiency and technology advances on the demand for propane and fuel oil;
•	The ability of management to continue to control expenses including the results of our field and HVAC realignment initiative;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The impact of legal proceedings on the Partnership’s business; and
•	The Partnership’s ability to integrate acquired businesses successfully.

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2006 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 30, 2007 and June 24, 2006

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2007	June 24, 2006	June 30, 2007	June 24, 2006

Revenues
Propane	$189,668	$198,505	$868,790	$895,407
Fuel oil and refined fuels	49,021	66,540	229,106	305,412
Natural gas and electricity	20,182	19,662	79,382	103,716
HVAC	11,662	16,540	44,792	70,183
All other	1,817	2,751	5,385	7,686
	272,350	303,998	1,227,455	1,382,404

Costs and expenses
Cost of products sold	167,224	192,017	725,445	876,716
Operating	77,439	88,183	248,862	287,971
General and administrative	12,587	13,778	42,667	45,108
Restructuring charges and severance costs	—	2,930	1,485	4,427
Depreciation and amortization	7,431	7,756	22,137	24,865
	264,681	304,664	1,040,596	1,239,087

Income (loss) before interest expense and provision
for income taxes	7,669	(666)	186,859	143,317
Interest expense, net	8,623	9,686	27,161	31,192

(Loss) income before provision for income taxes	(954)	(10,352)	159,698	112,125
Provision for income taxes	389	121	1,529	354
(Loss) income from continuing operations	(1,343)	(10,473)	158,169	111,771
Discontinued operations:
Gain on exchange/sale of customer service centers	203	—	1,205	—

Net (loss) income	$(1,140)	$(10,473)	$159,374	$111,771
General Partner’s interest in net (loss) income	$—	$(391)	$—	$3,511
Limited Partners’ interest in net (loss) income	$(1,140)	$(10,082)	$159,374	$108,260

(Loss) income from continuing operations per Common Unit - basic (a)	$(0.04)	$(0.33)	$4.86	$3.37
Discontinued operations	$0.01	$—	$0.04	$—
Net (loss) income per Common Unit - basic (a)	$(0.03)	$(0.33)	$4.90	$3.37
Weighted average number of Common Units outstanding - basic	32,674	30,314	32,514	30,309

(Loss) income from continuing operations per Common Unit - diluted (a)	$(0.04)	$(0.33)	$4.84	$3.35
Discontinued operations	$0.01	$—	$0.04	$—
Net (loss) income per Common Unit - diluted (a)	$(0.03)	$(0.33)	$4.88	$3.35
Weighted average number of Common Units outstanding - diluted	32,674	30,314	32,675	30,431

Supplemental Information:
EBITDA (b)	$15,303	$7,090	$210,201	$168,182
Retail gallons sold:
Propane	80,042	88,661	368,602	391,319
Refined fuels	19,144	26,563	91,639	125,078
Capital expenditures:
Maintenance	$2,799	$2,968	$6,821	$7,039
Growth	$3,726	$1,469	$12,903	$8,264

(a)

Computations of earnings per Common Unit for the nine months ended June 24, 2006 reflected the application of Emerging Issues Task Force (“EITF”) consensus 03-6 “Participating Securities and the Two-Class Method Under FAS 128” (“EITF 03-6”) which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist. The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner (inclusive of the incentive distribution rights of the general partner which were considered participating securities for purposes of the two-class method).

As a result of the elimination of the general partner’s incentive distribution rights and general partner interests following the general partner exchange transaction consummated on October 19, 2006, the two-class method under EITF 03-06 is no longer applicable. Net (loss) income per Common Unit for the three and nine months ended June 30, 2007 was computed under SFAS No. 128 “Earnings per Share” (“FAS 128”) by dividing net (loss) income by the weighted average number of outstanding Common Units. The requirements of EITF 03-6 do not apply to the computation of net income (loss) per Common Unit in periods in which a net loss is reported. For the nine months ended June 24, 2006, the computation of net income per Common Unit under EITF 03-6 resulted in a negative impact of $0.20 per Common Unit compared to the computation under FAS 128.

(b)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. In addition, certain of our incentive compensation plans covering executives and other employees utilize EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by us excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 30, 2007	June 24, 2006	June 30, 2007	June 24, 2006
Net (loss) income	$(1,140)	$(10,473)	$159,374	$111,771
Add:
Provision for income taxes	389	121	1,529	354
Interest expense, net	8,623	9,686	27,161	31,192
Depreciation and amortization	7,431	7,756	22,137	24,865
EBITDA	15,303	7,090	210,201	168,182
Add / (subtract):
Provision for income taxes	(389)	(121)	(1,529)	(354)
Interest expense, net	(8,623)	(9,686)	(27,161)	(31,192)
Compensation cost recognized under Restricted Unit Plan	949	472	2,109	1,648
Gain on disposal of property, plant and equipment, net	(339)	(568)	(2,401)	(1,189)
Gain on exchange/sale of customer service centers	(203)	—	(1,205)	—
Changes in working capital and other assets and liabilities	40,090	68,861	(51,999)	(16,211)
Net cash provided by / (used in):
Operating activities	$46,788	$66,048	$128,015	$120,884
Investing activities	$(5,981)	$(3,184)	$(14,692)	$(12,425)
Financing activities	$(22,872)	$(41,671)	$(66,973)	$(84,994)

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.